Exhibit 99.1

Thomas A. Gerke Appointed to the Tallgrass Energy GP, LP Board of Directors

August 3, 2015

Leawood, Kan.—(BUSINESS WIRE)—Tallgrass Energy GP, LP (NYSE: TEGP) (“Tallgrass”) today announced that Thomas A. Gerke has been appointed to the Board of Directors of Tallgrass’s general partner, effective as of July 30, 2015. He has also been appointed to the Board’s Audit Committee. Mr. Gerke is currently serving, and has served since January 2012, as the Chief Legal Officer at H&R Block, the world’s largest consumer tax services provider.

David G. Dehaemers, Jr., President and CEO of Tallgrass’s general partner, said: “We are very pleased to add Mr. Gerke to the board. His leadership roles and board experience at numerous Fortune 500 and other large public companies will serve Tallgrass well as we continue to build and grow our business. He has a strong legal acumen and, coming from outside the energy industry, will provide a unique perspective to our compliance and strategic direction.”

Prior to joining H&R Block, from January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a leading transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and Chief Executive Officer at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel - Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. He currently serves as trustee for the Greater Kansas City Local Investment Commission, Inc. and as a member of the Board of Directors for Consolidated Communications. He holds a Bachelor of Science degree in Business Administration from the University of Missouri in Columbia, a Masters of Business Administration degree from Rockhurst University and a Juris Doctorate degree from the University of Missouri School of Law in Kansas City.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a Delaware limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP’s incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

CONTACT:

Investor and Financial Inquiries

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com

Media and Trade Inquiries

Phyllis Hammond

(913) 928-6014

media.relations@tallgrassenergylp.com